Exhibit 99.1

Allied Healthcare Products, Inc. Receives Nasdaq Deficiency Notice

St. Louis, Missouri, January 26, 2023 – On January 25, 2023, the Board of Directors (the “Board”) of Allied Healthcare Products, Inc. (the “Company” or “Allied”) approved a plan of disposal of all or substantially all of the assets of the Company (the “Disposition Plan”). The Board has engaged the firm of Morris Anderson to manage the sale of the assets.

A previously disclosed reduction in force will trigger withdrawal liabilities owed to certain multiemployer pension plans which were recently estimated by such pension plans to be $17.5 million, although the actual withdrawal liability is not likely to be known until the conclusion of any and all appeal processes. The Company’s other material liabilities include approximately $865,000.00 of aggregate principal amount outstanding under the Company’s Loan and Security Agreement with North Mill Capital, LLC, as successor in interest to Summit Financial Resources, L.P. and $14.7 million of rent due for the remainder of the term of that certain Commercial Lease by and between the Company and Fyler Storage Properties, LLC.

The Company expects that it will incur material additional costs in association with actions that are contemplated pursuant to the Disposition Plan, which could include the impairment of assets, severance pay to employees and professional fees. However, the Company is unable at this time to estimate the full amount of such costs which may be incurred.

Also, as previously disclosed, on November 28, 2022, Allied announced that it received written notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, as a result of its delay in filing its Form 10-Q for the quarter ended September 30, 2022 it is no longer in compliance with Nasdaq Listing Rule 5250(c)(1). The Company was given a period of 60 days from its receipt of the notice to submit a plan to regain compliance with the Nasdaq Listing Rules.

On January 25, 2023, the Nasdaq notified the Company that, because of the Company’s failure to submit a compliance plan and its inability to file the late quarterly report, it has determined to delist the Company’s stock. The Company does not intend to appeal this decision and the delisting is expected to be effective at the opening of business on February 3, 2023, at which time trading in the Company’s stock will be suspended.

About the Company

Allied Healthcare Products, Inc. manufactures a variety of respiratory products used in the health care industry in a wide range of hospital and alternate site settings, including sub-acute care facilities, home health care and emergency medical care. The Company’s product lines include respiratory care products, medical gas equipment and emergency medical products.

Contact

Daniel Dunn 314-771-2400